UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )
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CASEY'S GENERAL STORES, INC.
(Name of Registrant as Specified In Its Charter)
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Supplement to Proxy Statement for the
Annual Meeting of Shareholders to be held on September 5, 2018

Explanatory Note:

On or about July 27, 2018, Casey’s General Stores, Inc. made available a definitive proxy statement (the “Proxy Statement”) to its shareholders in connection with its Annual Meeting of Shareholders to be held September 5, 2018. This Supplement to the Proxy Statement (this “Supplement”) amends and supplements the Proxy Statement.

In the section of the Proxy Statement entitled “Proposal 4 - Approval of the 2018 Stock Incentive Plan - Material Features of the Plan,” we included a summary of the material features of the Casey’s General Stores, Inc. 2018 Stock Incentive Plan (the “Plan”). This summary contained a sentence that read as follows:

No individual participant would be granted awards under the Plan that could result in such participant receiving in any single calendar year (i) stock options or stock appreciation rights relating to more than 200,000 Shares or (ii) awards of restricted stock, restricted stock units or other full value stock-based awards relating to more than 100,000 Shares.

This statement is an accurate description of how the Compensation Committee of the Board of Directors (the “Committee”) intends to administer the Plan (and how it has administered the Casey’s General Stores, Inc. 2009 Stock Incentive Plan, which the Plan will replace, if approved). However, the text of the Plan itself, attached as Appendix A to the Proxy Statement, states that if the Committee determines that an award is not designed to qualify as performance-based compensation under Section 162(m) of the Internal Revenue Code of 1986, the Committee would have the ability to exceed these limits. As further described in the Proxy Statement, the Tax Cuts and Jobs Act of 2017 eliminated the performance-based compensation exception to Section 162(m) with respect to the Company’s 2019 fiscal year and thereafter (other than in the case of certain grandfathered compensation). In light of this change, the Board has determined that it is desirable to amend the Plan to eliminate the reference to Section 162(m), which is no longer relevant, and to make more clear the Committee’s intent that the limits set forth in the Plan will apply without exception to all awards granted to participants under the Plan (other than non-employee directors, who are subject to separate limits).

Accordingly, the Board has amended Section 4.3 of the Plan, as attached as Appendix A to the Proxy Statement, to replace such section with the version included in the amendment set forth in Annex A hereto. If the Plan is approved by shareholders, it will include the version of Section 4.3 set forth in Annex A hereto.

Except as specifically discussed in this Explanatory Note, all information set forth in the Proxy Statement remains unchanged and should be considered in voting your shares. This Supplement should be read in conjunction with the Proxy Statement.

If you have already voted by submitting a proxy card or by telephone or the internet using the instructions on the notice mailed to you on or about July 27, 2018 entitled

“Important Notice Regarding the Availability of Proxy Materials” and do not wish to change your vote, you do not need to do anything. Your vote will be tabulated as you instructed in the proxy you already submitted or as you voted by telephone or the internet.

Annex A

First Amendment to the Casey’s General Stores, Inc.
2018 Stock Incentive Plan

WHEREAS, the Board of Directors of Casey’s General Stores, Inc. (the “Company”) has adopted the 2018 Stock Incentive Plan (the “Plan”), subject to the approval of shareholders of the Plan at the Company’s Annual Meeting of Shareholders on September 5, 2018;

WHEREAS, Section 16.1 of the Plan permits the Company to amend the Plan from time to time, subject only to certain limitations specified therein;

NOW, THEREFORE, the following amendment is hereby made a part of the Plan subject to, and effective as of the date of, the approval of shareholders of the Plan, as amended, at the Company’s Annual Meeting of Shareholders on September 5, 2018:

1. Section 4.3 of the Plan shall be, and hereby is, amended to read as follows:

4.3 Annual Award Limits. The following limits (each an “Annual Award Limit” and, collectively, “Annual Award Limits”), as adjusted pursuant to Section 4.4 and Article 16, shall apply to grants of such Awards under this Plan:

(a) Options and Stock Appreciation Rights: The maximum aggregate number of Shares subject to Options or Stock Appreciation Rights granted to any one Participant (other than to a Nonemployee Director) in any one Plan Year shall be 200,000.

(b) Full Value Awards: The maximum aggregate number of Shares subject to Full Value Awards granted to any one Participant (other than to a Nonemployee Director) in any one Plan Year shall be 100,000.

2. All capitalized terms used and not otherwise defined in this Amendment have the same meanings ascribed to them in the Plan.

IN WITNESS WHEREOF, the Company has executed this Amendment to the Plan as of August 7, 2018.

CASEY’S GENERAL STORES, INC.,

/s/ Terry W. Handley
Name: Terry W. Handley
Title: President & CEO